U.S. SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C.  20549




                                FORM 8-K




                             CURRENT REPORT


                   PURSUANT TO SECTION 13 OR 15(d) OF
                 THE SECURITIES AND EXCHANGE ACT OF 1934





                            November 2, 2001
                            (Date of Report)

                         -----------------------

                       Commission File No. 0-29164



                     TRI-NATIONAL DEVELOPMENT CORP.
             (Name of Small Business Issuer in its charter)



              Wyoming                                  33-0741573
     (State or other Jurisdiction                 ( I.R.S. Employer
     of incorporation or  organization)           Identification Number)




                    480 Camino Del Rio S., Suite 140
                       San Diego, California 92108
      (Address of principal executive offices, including zip code)




                             (619) 718-6370
          (Registrant's telephone number, including area code)

ITEM 5.   OTHER EVENTS

Tri-National Development Corp. (OTC BB:TNAV) announced today that it had received and responded to a U.S. Securities and Exchange Commission subpoena to produce documents and provide testimony regarding the activities of Senior Care Industries, Inc. (OTC BB:SENC). The subpoena was issued in connection with a formal investigation of Senior Care Industries, Inc., case #HO-09097. This investigation was initiated by the S.E.C. on January 17, 2001, prior to Tri-National's introduction to Senior Care or its principals, and certainly preceding the commencement of any contracts dealing with Senior Care.

Pursuant to a pending hostile Tender Offer to the Company's stockholders by Senior Care, it is the Company's separate obligation to report the occurrence of material events and/or information to its investors and security holders. The Company deems this S.E.C. investigation of Senior Care, and other facts outlined in this report, a material event.

Earlier this year, Senior Care sought to purchase certain properties in Northern Baja California, Mexico which were owned by Tri-National's Mexican subsidiary corporations. Tri-National entered into an asset purchase and sale agreement with Senior Care in April 2001, which included certain mandatory conditions to be met prior to a formal closing. Senior Care, however, was unable to meet certain of those conditions and consequently did not complete the purchase and the agreement was, therefore, terminated by Tri-National.

When it entered into the purchase and sale agreements, Tri-National was unaware of the S.E.C. investigation into the activities of Senior Care. Likewise, Tri-National was not then aware that John Cruikshank, director of Senior Care's legal department, who drafted the purchase and sale documents, was a disbarred California attorney. Had Tri-National known these facts, Tri-National would never have considered entering into any business transactions with Senior Care.

Tri-National has filed a lawsuit against Senior Care in the United States District Court in San Diego, California asserting fraud, fraudulent inducement, breach of contract and S.E.C. violations, and seeks actual, consequential and exemplary damages, and an injunction against further misrepresentations and omissions by Senior Care regarding its alleged ownership of Tri-National assets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 2, 2001

TRI-NATIONAL DEVELOPMENT CORP.
(Registrant)

BY:  Michael A. Sunstein
     President, Chief Executive
     Officer and Chairman of
     The Board